Subject to Completion

Preliminary Pricing Supplement dated February 1, 2005

PRICING SUPPLEMENT (To prospectus supplement and prospectus dated November 26, 2003) Pricing Supplement Number:	Filed Pursuant to Rule 424(b)(3) Registration No. 333-109802

1,000,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Merrill Lynch Long Short NotesSM

Linked to the Select Twenty Stocks/Select Sectors Basket

Long Short Index — Series V

due April     , 2006

(the “Notes”)

$10 original public offering price per unit

The Notes:

•  The Notes are designed for investors seeking exposure to a leveraged long position in a basket of twenty stocks and a short position in a basket of three equity indices.

•  We will pay interest on the $10 original public offering price of each unit on

    August     , 2005, February     , 2006 and on the maturity date or early

    redemption date at a rate expected to be between 1.8% and 2.0% per year.

•  The Select Twenty Stocks/Select Sectors Basket Long Short Index—Series

    V (the “Composite Index”) will reflect a leveraged long position equal to

    150% of the initial level of the Composite Index, distributed initially on an equally weighted basis (i.e., 7.5% per stock) over a basket of twenty stocks described below (collectively, the “Stock Basket”), and a short position equal to 50% of the initial level of the Composite Index, distributed initially on an equally weighted basis (i.e., 16 2/3% per index) over a basket of three sector indices listed below (collectively, the “Select Sectors Basket”). The

    Composite Index will not take into account any dividends paid on the stocks included in either the Stock Basket or the Select Sectors Basket.

•  The Stock Basket will be composed of the top twenty dividend yielding stocks of the 300 most liquid stocks in the S&P 500 Index with a ranking of

    A- or higher by the S&P Common Stock Ranking System. The Select

    Sectors Basket will be composed of the Consumer Discretionary Select

    Sector Index, the Materials Select Sector Index and the Technology Select

    Sector Index.

•  Increases in the value of the Stock Basket will increase the level of the

    Composite Index while decreases in the value of the Stock Basket will decrease the level of the Composite Index. Conversely, increases in the value of the Select Sectors Basket will decrease the level of the

    Composite Index while decreases in the value of the Select Sectors Basket will increase the level of the Composite Index.

•  TheNotes will not be listed on any securities exchange.

•  Senior unsecured debt securities of Merrill Lynch & Co., Inc., part of a series entitled “Medium-Term Notes, Series C”.

•  Expected closing date: February     , 2005.

•  CUSIP No.:

Payment on the maturity date:

•  The amount you receive on the maturity date, in addition to accrued and unpaid interest, will be based upon the percentage change in the level of the

    Composite Index, which reflects the percentage change in the value of the long position in the Stock Basket and the short position in the Select Sectors

    Basket. If the level of the Composite Index declines over the term of the

    Notes, you will receive less, and possibly significantly less, than the $10 original public offering price per unit.

Early redemption:

•  If on any date before the seventh scheduled index business day before the maturity date the closing level of the Composite Index is equal to or less than

    50%of its initial level, the Notes will be redeemed on the fifth business day followingthat date. If redeemed, we will pay you an amount based on the percentagedecrease in the level of the Composite Index, plus accrued and unpaidinterest, as described in this pricing supplement.

Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “ Risk Factors” section of this pricing supplement and the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting fee	$	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$	$
(1) The public offering price and the underwriting discount for any single transaction to purchase units or more will be $ per unit and $ per unit, respectively.

Merrill Lynch & Co.

The date of this pricing supplement is February     , 2005.

“Merrill Lynch Long Short Notes” is a service mark of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®”, “S&P®” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch & Co., Inc. is an authorized sublicensee. The Global Industry Classification Standard (GICS®) was developed by and is the exclusive property and a trademark of The McGraw-Hill Companies, Inc. and Morgan Stanley Capital International Inc.

Pricing Supplement

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Merrill Lynch Long Short NotesSM Linked to the Select Twenty Stocks/Select Sectors Basket Long Short Index—Series V due April     , 2006 (the “Notes”). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, the Select Twenty Stocks/Select Sectors Basket Long Short Index—Series V (the “Composite Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section in this pricing supplement and in the accompanying prospectus supplement, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this pricing supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be part of a series of senior debt securities issued by ML&Co. entitled “Medium-Term Notes, Series C” and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on April     , 2006, unless redeemed by us as described in this pricing supplement.

Each unit will represent a single Note with a $10 original public offering price. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks, including the risk of loss. Please refer to the section entitled “Risk Factors” in this pricing supplement and the accompanying prospectus supplement.

What is the Composite Index?

The Composite Index is designed to provide exposure to the performance of the twenty stocks and three equity sector indices (each, an “Index Component”), as described herein. The Composite Index reflects a leveraged long position equal to 150% of the initial level of the Composite Index, distributed initially on an equally weighted basis (i.e., 7.5% per stock) over a basket of twenty stocks (each, a “Basket Stock”) described below (collectively, the “Stock Basket”) and a short position equal to 50% of the initial level of the Composite Index, distributed initially on an equally weighted basis (i.e., 16 2/3% per index) over a basket of three equity sector indices listed below (each, a “Select Sector Index” and together, the “Select Sectors Basket”). The Composite Index will not take into account any dividends paid on any Basket Stock or any of the stocks included in any of the Select Sector Indices.

The Stock Basket will be composed of the top twenty dividend yielding stocks of the 300 most liquid stocks in the S&P 500 Index with a ranking of A- or higher by the S&P Common Stock Ranking System as were determined by MLPF&S as of January 14, 2005. Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., publishes the three equity sector indices comprising the Select Sectors Basket, which are the Consumer Discretionary Select Sector Index, the Materials Select Sector Index and the Technology Select Sector Index. No stock included in the Consumer Discretionary Sector, the Materials Sector or the Information Technology Sector of the Global Industry Classification Standard (“GICS”) was considered by MLPF&S as eligible for inclusion in the Stock Basket. In addition, no stock was included in the Stock Basket if inclusion of that stock would have caused any GICS sector to comprise more than 25% of the Stock Basket. The Index Components are described in the sections entitled “The Composite Index—Stock Basket” and “—Select Sectors Basket” in this pricing supplement.

Each Index Component has been assigned a weighting and that weighting will reflect the relative contribution that Index Component makes to the level of the Composite Index. The positive weighting of 150% in the Stock Basket can be viewed as the equivalent of a leveraged long position in the Stock Basket. The negative weighting of –50% in the Select Sectors Basket can be viewed as the equivalent of a short position in the Select Sectors Basket.

A fixed factor (the “Multiplier”) will be determined for each Index Component on the date the Notes are priced for initial sale to the public (the “Pricing Date”). The Multipliers can be used to calculate the level of the Composite Index on any given day by summing the products of the level of each Index Component and its designated Multiplier, as described in this pricing supplement. Hypothetical Multipliers for each Index Component are listed in the section entitled “The Composite Index” in this pricing supplement.

The Notes are debt obligations of ML&Co. An investment in the Notes does not entitle you to any dividends, voting rights or any other ownership interest in the Basket Stocks or any of the stocks included in any of the Select Sector Indices (collectively, the “Component Stocks”).

How has the Composite Index performed historically?

The Composite Index will not exist until the Pricing Date. We have, however, included a table and a graph showing hypothetical historical month-end levels of the Composite Index from January 1999 through December 2004 based upon historical levels for each Index Component, a hypothetical Multiplier for each Index Component calculated as of January 26, 2005 and a Composite Index level of 100 on that date. In addition, we have included tables and graphs for each Select Sector Index and tables for each of the Basket Stocks showing the historical month-end levels of each Index Component from January 1999 through December 2004. The tables and graphs for the Select Sector Indices are included in the section entitled “The Composite Index” in this pricing supplement. The tables for the Basket Stocks are included in Annex A to this pricing supplement.

We have provided this information to help you evaluate the behavior of the Composite Index in various economic environments; however, this information is not necessarily indicative of how the Composite Index will perform in the future.

What will I receive on the maturity date of the Notes?

On the maturity date, if we have not previously redeemed the Notes, you will receive a cash payment per unit, in addition to accrued and unpaid interest, equal to the Redemption Amount.

The “Redemption Amount” to which you will be entitled will depend on the percentage change in the level of the Composite Index over the term of the Notes and will equal:

$10 ×	(	Ending Value	)
Starting Value

The “Starting Value” will be set to 100 on the Pricing Date.

For purposes of determining the Redemption Amount, the “Ending Value” means the average of the levels of the Composite Index at the close of the market on five index business days shortly before the maturity date of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing level if, during the period shortly before the maturity date of the Notes, there is a disruption in trading of a sufficient number of the Component Stocks.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this pricing supplement.

When will I receive interest?

Interest on the Notes will accrue at a rate expected to be between 1.8% and 2.0% per year on the $10 original public offering price of each unit

from and including February     , 2005 to but excluding the maturity date or redemption date. We will determine the actual rate at which interest will accrue on the Notes on the Pricing Date and disclose it to you in the final pricing supplement delivered in connection with sales of the Notes. You will receive interest payments on August     , 2005, February     , 2006 and on the maturity date or redemption date. If any interest payment date is not a business day, you will receive payment on the following business day.

How does the early redemption feature work?

If on any date before the seventh scheduled index business day before the maturity date the closing level of the Composite Index is equal to or less than 50, the Notes will be redeemed by us on the fifth business day following that date (the “Early Redemption Date”). If this redemption event is triggered, we will pay you on the Early Redemption Date a cash payment, in addition to accrued and unpaid interest, equal to the Redemption Amount, as described above; provided, however, for purposes of calculating the Redemption Amount to be paid on an Early Redemption Date, the Ending Value will be equal to the average of the closing levels of the Composite Index on the two business days immediately succeeding the date the closing level of the Composite Index was equal to or less than 50.

Examples

Set forth below are six examples of Redemption Amount calculations, assuming:

•	Any change in the value of the Stock Basket is attributable to an equal change in each of the twenty Basket Stocks. There may be no correlation, however, among the values of those twenty stocks and an increase in any one of those stocks does not assure there will be an increase in any other stock included in the Stock Basket and, conversely, a decrease in any one of those stocks does not assure there will be a decrease in any other stock included in the Stock Basket;

•	Any change in the value of the Select Sectors Basket is attributable to an equal change in each of the three Select Sector Indices. There may be no correlation, however, among the levels of those indices and an increase in any one of those indices does not assure there will be an increase in any other index included in the Select Sectors Basket and, conversely, a decrease in any one of those indices does not assure there will be a decrease in any other index included in the Select Sectors Basket; and

•	The closing level of the Composite Index is not equal to or less than 50 on any date before the seventh business day before the maturity date. If on any of those dates the closing level of the Composite Index is equal to or less than 50, the Notes will be redeemed early as described in the section entitled “Description of the Notes—Redemption Event” in this pricing supplement. In that event, your investment in the Notes will result in a significant loss to you. See “Risk Factors—Your investment may result in a loss” in this pricing supplement.

For each of the Index Components, the following table sets forth the hypothetical starting value, the hypothetical Multiplier and the hypothetical closing value used to calculate the level of the Composite Index and the Redemption Amount in each of the examples below.

			Hypothetical Closing Values
		Long:	+5%	+5%	+5%	-17%	-5%	-5%
		Short:	+5%	+17%	-5%	+5%	-5%	-17%
Index Components	Hypothetical Starting Value	Hypothetical Multiplier	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6

Abbott Laboratories	45.89	0.16343430	48.18	48.18	48.18	25.87	43.60	43.60
Albertson’s Inc.	22.93	0.32708242	24.08	24.08	24.08	51.33	21.78	21.78
Alltel Corporation	55.15	0.13599275	57.91	57.91	57.91	20.00	52.39	52.39
Altria Group, Inc.	61.84	0.12128072	64.93	64.93	64.93	34.13	58.75	58.75
Bank of America Corporation	45.77	0.16386279	48.06	48.06	48.06	27.55	43.48	43.48
BellSouth Corporation	26.57	0.28227324	27.90	27.90	27.90	25.61	25.24	25.24
Bristol-Myers Squibb Company	24.10	0.31120332	25.31	25.31	25.31	22.05	22.90	22.90
Emerson Electric Co.	66.13	0.11341297	69.44	69.44	69.44	37.99	62.82	62.82
FPL Group Inc.	75.15	0.09980040	78.91	78.91	78.91	29.56	71.39	71.39
General Electric Company.	35.49	0.21132713	37.26	37.26	37.26	62.37	33.72	33.72
General Mills, Inc.	52.08	0.14400922	54.68	54.68	54.68	44.68	49.48	49.48
Kimberly-Clark Corporation	64.35	0.11655012	67.57	67.57	67.57	18.75	61.13	61.13
Marsh & McLennan Companies, Inc.	30.85	0.24311183	32.39	32.39	32.39	19.03	29.31	29.31
Merck & Co., Inc.	31.17	0.24061598	32.73	32.73	32.73	20.41	29.61	29.61
National City Corporation	35.62	0.21055587	37.40	37.40	37.40	45.77	33.84	33.84
Pfizer Inc.	24.59	0.30500203	25.82	25.82	25.82	53.41	23.36	23.36
Sara Lee Corporation	22.59	0.33200531	23.72	23.72	23.72	29.46	21.46	21.46
The Southern Company	33.19	0.22597168	34.85	34.85	34.85	43.23	31.53	31.53
Wachovia Corporation	53.83	0.13932751	56.52	56.52	56.52	54.89	51.14	51.14
Washington Mutual Inc.	41.12	0.18239300	43.18	43.18	43.18	38.09	39.06	39.06
Consumer Discretionary Select Sector Index	337.12	–0.04943848	353.98	394.43	320.26	306.09	320.26	279.81
Materials Select Sector Index	291.51	–0.05717368	306.09	341.07	276.93	353.98	276.93	241.95
Technology Select Sector Index	199.82	–0.08340857	209.81	233.79	189.83	209.81	189.83	165.85

Composite Index	100.00	—	105.00	99.00	110.00	72.00	95.00	101.00

Redemption Amount			$10.50	$9.90	$11.00	$7.20	$9.50	$10.10

Example 1—On the maturity date, the value of the Stock Basket has increased by 5% and the value of the Select Sectors Basket has increased by 5%:

Redemption Amount (per unit)	=	$10	×	(105.00)	=	$10.50
100.00

Example 2—On the maturity date, the value of the Stock Basket has increased by 5% and the value of the Select Sectors Basket has increased by 17%:

Redemption Amount (per unit)	=	$10	×	(99.00)	=	$9.90
100.00

Example 3—On the maturity date, the value of the Stock Basket has increased by 5% and the value of the Select Sectors Basket has decreased by 5%:

Redemption Amount (per unit)	=	$10	×	(110.00)	=	$11.00
100.00

Example 4—On the maturity date, the value of the Stock Basket has decreased by 17% and the value of the Select Sectors Basket has increased by 5%:

Redemption Amount (per unit)	=	$10	×	(72.00)	=	$7.20
100.00

Example 5—On the maturity date, the value of the Stock Basket has decreased by 5% and the value of the Select Sectors Basket has decreased by 5%:

Redemption Amount (per unit)	=	$10	×	(95.00)	=	$9.50
100.00

Example 6—On the maturity date, the value of the Stock Basket has decreased by 5% and the value of the Select Sectors Basket has decreased by 17%:

Redemption Amount (per unit)	=	$10	×	(101.00)	=	$10.10
100.00

What about taxes?

The United States federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a cash-settled forward contract linked to the level of the Composite Index. Under this characterization of the Notes, for United States federal income tax purposes, you will generally include payments of interest on the Notes in income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled “United States Federal Income Taxation” in this pricing supplement.

Will the Notes be listed on a stock exchange?

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop, which may affect the price you receive for your Notes upon any sale prior to the maturity date or redemption. You should review the section entitled “Risk Factors—A trading market for the Notes is not expected to develop” in this pricing supplement.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value and the Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents ML&Co. has filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in the accompanying prospectus.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes on the maturity date or upon early redemption. The Redemption Amount will depend on the change in the level of the Composite Index. Because the level of the Composite Index is subject to market fluctuations, the Redemption Amount you receive may be more or less than the $10 original public offering price of the Notes. If the Ending Value on the maturity date or upon early redemption is less than the Starting Value, the Redemption Amount will be less, and possibly significantly less, than the $10 original public offering price of the Notes.

In addition, if on any date the closing level of the Composite Index is equal to or less than 50, the Notes will be redeemed early by us and you will receive, for each Note then owned by you, a cash amount, in addition to accrued and unpaid interest, based on the percentage decrease in the level of the Composite Index. This amount will be significantly less than the $10 original public offering price of the Notes.

Your yield may be lower than the yield on other debt securities of comparable maturity

The yield that you will receive on your Notes, which could be negative, in addition to the interest payments you receive, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest bearing debt securities, the Notes do not guarantee the return of a principal amount on the maturity date.

Your return will not reflect the return of owning the Component Stocks

The return on your Notes will not reflect the return you would realize if you actually owned the stocks represented by the leveraged long position in the Stock Basket and sold short the stocks represented by the short position in the Select Sectors Basket. Although you will receive interest payments on your Notes, the leveraged long position in the Stock Basket will not reflect dividends paid on the Basket Stocks because the level of the Composite Index is calculated by reference to the prices of those stocks without taking into consideration the value of dividends paid on those stocks. The trading value of the Notes and final return on the Notes may also differ from the results of the Composite Index for the reasons discussed below under “—Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor”.

The long and short positions of the Index Components will have a substantial effect on the level of the Composite Index, and in turn, the value of the Notes

The Composite Index will reflect a leveraged long position in the Stock Basket equal to 150% of the initial level of the Composite Index and a short position in the Select Sectors Basket equal to 50% of the initial level of the Composite Index. The leveraged long position offers the potential for significant increases in the level of the Composite Index due to increases in the value of the Stock Basket, but also entails a high degree of risk, including the risk of substantial decreases in the level of the Composite Index if there is a decrease in the value of the Stock Basket. In addition, as a result of the short position, any increases in the value of the Select Sectors Basket will adversely affect the level of the Composite Index, and may offset any gains in the level of the Composite Index related to increases in the value of the Select Sectors Basket.

A trading market for the Notes is not expected to develop

The Notes will not be listed on any securities exchange and we do not expect a trading market for the Notes to develop. Although our affiliate MLPF&S has indicated that it expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. In addition, while we describe in this pricing supplement how you can calculate the level of the Composite Index from publicly available information, we will not publish the level of the Composite Index over the term of the Notes and this may limit the trading market for the Notes. The limited trading market for your Notes may affect the price that you receive for your Notes if you do not wish to hold your investment until the maturity date.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. For example, an increase in dividend yields of the Basket Stocks may offset some or all of any increase in the trading value of the Notes attributable to another factor, such as an increase in the level of the Composite Index. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the Composite Index is expected to affect the trading value of the Notes.    We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Composite Index exceeds or does not exceed the Starting Value. However, if you choose to sell your Notes when the level of the Composite Index exceeds the Starting Value, you may receive substantially less than the amount that would be payable on the maturity date based on this level because of the expectation that the level of the Composite Index will continue to fluctuate until the Ending Value is determined.

Changes in dividend yields of the Component Stocks are expected to affect the trading value of the Notes.    In general, if dividend yields on the Basket Stocks increase, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on those stocks decrease, we expect that the trading value of the Notes will increase. In general, if dividend yields on the stocks included in the Select Sectors Basket decrease, we expect that the trading value of the Notes will decrease and, conversely, if dividend yields on those stocks increase, we expect that the trading value of the Notes will increase.

Changes in our credit ratings may affect the trading value of the Notes.    Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the percentage increase, if any, in the level of the Composite Index over the term of the Notes, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the level of the Composite Index will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Component Stocks or futures or options contracts on those stocks for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the those stocks and, in turn, the level of the Composite Index, in a manner that would be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of the Component Stocks or the Select Sector Indices. Temporary increases or decreases in the market prices of the Component Stocks or the Select Sector Indices may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Component Stocks or the Select Sector Indices may change subsequent to the Pricing Date, affecting the level of the Composite Index and therefore the trading value of the Notes.

Potential conflicts

Our subsidiary MLPF&S is our agent for the purposes of calculating, among other things, the Ending Value and Redemption Amount. Under certain circumstances, MLPF&S as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of the Composite Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of an Index Component. See the sections entitled “Description of the Notes—Adjustments to the Index Components; Market Disruption Events” and “—Discontinuance of the Index Components” in this pricing supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the Redemption Amount. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this pricing supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as part of a series of senior debt securities entitled “Medium-Term Notes, Series C” under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless redeemed by us, the Notes will mature on April     , 2006. Information included in this pricing supplement supercedes information in the accompanying prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is                   .

The Notes may be redeemed by ML&Co. as described in this pricing supplement, but are not subject to redemption at the option of ML&Co. or any holder before the stated maturity date except as described below. If an Event of Default occurs with respect to the Notes, holders of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this pricing supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of whole units each with a $10 original public offering price per unit. You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus.

The Notes will not have the benefit of any sinking fund.

Payment on the Maturity Date

Unless the Notes have been previously redeemed by us, a holder of a Note will be entitled to receive the Redemption Amount of that Note, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” per unit will be determined by the calculation agent and will equal:

$10	×	(	Ending Value	)
Starting Value

The “Starting Value” will be set to 100 on the date the Notes are priced for initial sale to the public (the “Pricing Date”).

For purposes of determining the Redemption Amount, the “Ending Value” will be determined by the calculation agent and will equal the average of the closing levels of the Select Twenty Stocks/Select Sectors Basket Long Short Index—Series V (the “Composite Index”) determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average of the closing levels of the Composite Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Composite Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing level of the Composite Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as described below under “—Adjustment to the Index Components; Market Disruption Events”) on that scheduled Index Business Day.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day before the maturity date to and including the second scheduled Index Business Day before the maturity date.

A “Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means any day on which the New York Exchange (the “NYSE”), The Nasdaq Stock Market and the American Stock Exchange are open for trading.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Interest

The Notes will bear interest at a rate expected to be between 1.8% and 2.0% per year on the $10 original public offering price per unit from and including February     , 2005 or from the most recent interest payment date for which interest has been paid or provided for to but excluding the maturity date or redemption date, as applicable. We will determine the actual rate at which interest will accrue on the Notes on the Pricing Date and disclose it to you in the final pricing supplement delivered in connection with sales of the Notes. We will pay interest on the Notes in cash in arrears on August     , 2005, February     , 2006 and on the maturity date or redemption date, as applicable. Interest payable on August     , 2005 and February     , 2006 will be paid to the persons in whose names the Notes are registered at the close of business on the immediately preceding August     , 2005 and February     , 2006, respectively, whether or not a Business Day. Upon maturity or redemption (except as described below under “—Redemption Event”), the final payment of interest will be paid to the person to whom ML&Co. pays the Redemption Amount. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date falls on a day that is not a Business Day, the payment otherwise due on that date will be made on the next succeeding Business Day and no additional interest will accrue as a result of the delayed payment.

A “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Hypothetical Returns

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values:

•	the percentage change from the Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date for each Note, including the payment of accrued and unpaid interest;

•	the pretax annualized rate of return to holders of the Notes; and

•	the pretax annualized rate of return on an investment in the applicable long and short positions in the Component Stocks, which includes an assumed aggregate dividend yield for those stocks, as more fully described in the notes to the table below.

For purposes of this table, we have assumed an interest rate of 1.9%, the midpoint of the expected range of 1.8% to 2.0%.

Hypothetical Ending Value	Percentage change from the Starting Value to the hypothetical Ending Value	Total amount payable on the maturity date per Note(1)	Pretax annualized rate of return on the Notes(2)(3)	Pretax annualized rate of return of the Component Stocks(3)(4)
60.00	–40%	$6.0317	–33.80%	–31.13%
70.00	–30%	$7.0317	–24.62%	–22.25%
80.00	–20%	$8.0317	–15.62%	–13.31%
90.00	–10%	$9.0317	–6.78%	–4.30%
100.00(5)	0%	$10.0317	1.92%	4.78%
110.00	10%	$11.0317	10.50%	13.95%
120.00	20%	$12.0317	18.97%	23.20%
130.00	30%	$13.0317	27.35%	32.55%
140.00	40%	$14.0317	35.63%	42.00%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.

(2)	This yield:

(a)	assumes an investment term from January 27 2005 to March 27 2006, a term expected to be equal to that of the Notes;

(b)	assumes interest payments are (i) made on July 27 2005, January 27 2006 and March 27 2006 and (ii) reinvested for the remainder of the term of the Notes, if any, at the applicable rate listed in this column; and

(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis.

(4)	This yield assumes:

(a)	a percentage change in the aggregate price of the long stock positions and the short stock positions which results in an aggregate percentage change that equals the percentage change in the Composite Index from the Starting Value to the relevant hypothetical Ending Value;

(b)

a constant dividend yield of 3.56% per annum for the stocks included in the Stock Basket (each, a “Basket Stock”) and 1.28% for the stocks included in the Select Sectors Basket, paid quarterly from the date of initial delivery of the Notes, applied to their respective levels (dividends paid on Basket Stocks will increase this yield while dividends paid on stocks included in the Select

Sectors Basket will decrease this yield) at the end of each quarter, assuming the aggregate dividends payable increases or decreases linearly from the level of the Index Component used to set the Starting Value to 100 at the percentage change required to arrive at the applicable hypothetical Ending Value;

(c)	no transaction fees or expenses or margin charges; and

(d)	an investment term from January 27 2005 to March 27 2006, a term expected to be equal to that of the Notes.

(5)	This will be the Starting Value.

The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Redemption Event

If on any date before the first Calculation Day of the Calculation Period the closing level of the Composite Index is equal to or less than 50, the Notes will be redeemed by us on the fifth Business Day following that date (the “Early Redemption Date”). If this redemption event is triggered, we will pay you on the Early Redemption Date a cash payment, in addition to accrued and unpaid interest, equal to the Redemption Amount, as described above under “—Payment on the Maturity Date”; provided, however, for purposes of calculating the Redemption Amount to be paid on an Early Redemption Date, the Ending Value will be equal to the average of the closing levels of the Composite Index on the two scheduled Index Business Days immediately succeeding the date the closing level of the Composite Index was equal to or less than 50, provided that if a Market Disruption Event occurs on either date and there is only one Calculation Day, the Ending Value will be determined on that Calculation Day, and if a Market Disruption Event occurs on both dates, the Ending Value will be determined using the closing level of the Composite Index on the second scheduled Index Business Day following the date the closing level of the Composite Index was equal to or less than 50, regardless of the occurrence of a Market Disruption Event on that scheduled Index Business Day.

The amount payable on an Early Redemption Date will be paid to the holders of the Notes on the Early Redemption Date; provided, however, that in the event that the Early Redemption Date falls after a record date for the payment of interest on the Notes but prior to the next succeeding scheduled interest payment date, the portion of the amount payable on an Early Redemption Date equal to the accrued interest amount will be paid to the persons who were the holders of the Notes as of that record date.

Adjustments to the Index Components; Market Disruption Events

If at any time Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (the “Index Publisher”) makes a material change in the formula for or the method of calculating any Select Sector Index or in any other way materially modifies a Select Sector Index so that the Select Sector Index does not, in the opinion of the calculation agent, fairly represent the level of the Select Sector Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Composite Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that Select Sector Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Select Sector Index, as so adjusted. Accordingly, if the method of calculating a Select Sector Index is modified so that the level of that Select Sector Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent will adjust that Select Sector Index in order to arrive at a level of that Select Sector Index as if it had not been modified, e.g., as if a split had not occurred.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the Basket Stocks or the stocks included in any Select Sector Index or any successor index; or

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to a Basket Stock or a Select Sector Index, or any successor index, which are traded on any major United States exchange.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a suspension in trading in a futures or option contract on a Basket Stock or a Select Sector Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or option contracts related to that stock or index;

(3)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(4)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

As a result of terrorist attacks, the financial markets were closed from September 11, 2001 through September 14, 2001 and levels of the Index Components are not available for those dates. Those market closures would have constituted Market Disruption Events. The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date or the redemption date you will receive. See “—Payment on the Maturity Date” and “—Redemption Event” in this pricing supplement.

Discontinuance of a Select Sector Index

If the Index Publisher discontinues publication of a Select Sector Index and the Index Publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to that Select Sector Index (a “successor index”), then, upon the calculation agent’s notification of that determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the Index Publisher or any other entity for that Select Sector Index and calculate the Ending Value as described above under “—Payment on the Maturity Date” or “—Redemption Event”, as applicable. Upon any selection by the calculation agent of a successor index, ML&Co. will cause notice to be given to holders of the Notes.

In the event that the Index Publisher discontinues publication of a Select Sector Index and:

•	the calculation agent does not select a successor index; or

•	the successor index is not published on any of the Calculation Days,

the calculation agent will compute a substitute level for that Select Sector Index in accordance with the procedures last used to calculate that Select Sector Index before any discontinuance. If a successor index is selected or the calculation agent calculates a level as a substitute for a Select Sector Index as described below, the successor index or level will be used as a substitute for that Select Sector Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If the Index Publisher discontinues publication of a Select Sector Index before the Calculation Period and the calculation agent determines that no successor index is available at that time, then on each Index Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Select Sector Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each $10 original public offering price per unit, will be equal to the Redemption Amount, calculated as though the date of acceleration were the stated maturity date of the Notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the $10 original public offering price per unit plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the Notes.

In case of default in payment of the Notes, whether at any interest payment date, the stated maturity date, an Early Redemption Date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the rate of        % per annum, to the extent that payment of interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE COMPOSITE INDEX

Composite Index

The Composite Index is designed to allow investors to participate in the percentage change in the value of a leveraged long position in twenty stocks (collectively, the “Stock Basket”) and a short position in three equity sector indices (each, a “Select Sector Index” and together the “Select Sectors Basket”), the twenty stocks and the three indices comprising the Composite Index (each, an “Index Component”), over the term of the Notes. Each of the Index Components is described, respectively, in the sections entitled “—The Stock Basket” and “—The Select Sectors Basket” below. Each Index Component has been assigned a weighting and that weighting will reflect the relative contribution that Index Component will make to the level of the Composite Index. The positive weighting of 150% in the Stock Basket can be viewed as a leveraged long position in the Stock Basket. The negative weighting of –50% in the Select Sectors Basket can be viewed as a short position in the Select Sectors Basket.

The Index Publisher has no obligations relating to the Notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Notes into consideration for any reason. The Index Publisher will not receive any of the proceeds of the offering of the Notes and is not responsible for, and has not participated in, the offering of the Notes and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by holders of the Notes.

The Index Publisher is under no obligation to continue the calculation and dissemination of any of the Select Sector Indices. The Notes are not sponsored, endorsed, sold or promoted by the Index Publisher. No inference should be drawn from the information contained in this pricing supplement that the Index Publisher makes any representation or warranty, implied or express, to ML&Co., the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the Index Components or the Composite Index to track general stock market performance.

Determination of the Multiplier for each Index Component

A fixed factor (the “Multiplier”) will be determined for each Index Component based upon the initial weighting of each Index Component. The Multiplier for each Index Component will be calculated on the Pricing Date and will equal:

•	the initial weighting for the Index Component multiplied by 100, divided by

•	the most recent available closing level of the Index Component.

The Multipliers will be calculated in this way so that the level of the Composite Index will equal 100 on the Pricing Date. The Multipliers will not be revised subsequent to their determination on the Pricing Date, except that the calculation agent may in its good faith judgment adjust the Multiplier of either Index Component in the event that Index Component is changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the level of that Index Component had those material changes or modifications not been made.

The hypothetical Multipliers for each Index Component as of January 26, 2005 are listed under “—Computation of the Composite Index” below.

Computation of the Composite Index

The calculation agent will calculate the closing level of the Composite Index by summing the products of the closing level for each Index Component on a Calculation Day and the Multiplier applicable to each Index Component. The level of the Composite Index will vary based on the appreciation or depreciation of each Index Component and on whether there is a long or short position in that Index Component. Any appreciation in the Stock Basket will result in an increase in the level of the Composite Index because of the long position. Conversely, any depreciation in the Stock Basket will result in a decrease in the level of the Composite Index because of the long position. Any depreciation in the Select Sectors Basket will result in an increase in the level of the Composite Index because of the short position. Conversely, any appreciation in the Select Sectors Basket will result in a decrease in the level of the Composite Index because of the short position. If January 26, 2005 was the Pricing Date, for each Index Component, the initial weighting, hypothetical initial closing level, hypothetical Multiplier and initial Composite Index level would be as follows:

Index Components	Symbol	Initial Weighting	Hypothetical Closing Level(1)	Hypothetical Multiplier(2)	Composite Index Level
Abbott Laboratories	ABT	7.50%	45.89	0.16343430	7.50
Albertson’s Inc.	ABS	7.50%	22.93	0.32708242	7.50
Alltel Corporation.	AT	7.50%	55.15	0.13599275	7.50
Altria Group, Inc.	MO	7.50%	61.84	0.12128072	7.50
Bank of America Corporation	BAC	7.50%	45.77	0.16386279	7.50
BellSouth Corporation	BLS	7.50%	26.57	0.28227324	7.50
Bristol-Myers Squibb Company.	BMY	7.50%	24.10	0.31120332	7.50
Emerson Electric Co.	EMR	7.50%	66.13	0.11341297	7.50
FPL Group Inc.	FPL	7.50%	75.15	0.09980040	7.50
General Electric Company	GE	7.50%	35.49	0.21132713	7.50
General Mills, Inc.	GIS	7.50%	52.08	0.14400922	7.50
Kimberly-Clark Corporation	KMB	7.50%	64.35	0.11655012	7.50
Marsh & McLennan Companies, Inc.	MMC	7.50%	30.85	0.24311183	7.50
Merck & Co., Inc.	MRK	7.50%	31.17	0.24061598	7.50
National City Corporation	NCC	7.50%	35.62	0.21055587	7.50
Pfizer Inc.	PFE	7.50%	24.59	0.30500203	7.50
Sara Lee Corporation	SLE	7.50%	22.59	0.33200531	7.50
The Southern Company	SO	7.50%	33.19	0.22597168	7.50
Wachovia Corporation	WB	7.50%	53.83	0.13932751	7.50
Washington Mutual Inc.	WM	7.50%	41.12	0.18239300	7.50
Consumer Discretionary Select Sector Index	IXY	–16.67(3)	337.12	–0.04943848	–16.67
Materials Select Sector Index	IXB	–16.67(3)	291.51	–0.05717368	–16.67
Technology Select Sector Index	IXT	–16.67(3)	199.82	–0.08340857	–16.67
			Starting Value:		100.00

(1)	This was the closing level of the Index Components on January 26, 2005.
(2)	The hypothetical Multiplier equals the applicable initial weighting multiplied by 100, and then divided by the applicable closing level on January 26, 2005.
(3)	This figure represents a short position in the Select Sector Index.

Hypothetical Historical Data on the Composite Index

While historical information on the Composite Index will not exist before the Pricing Date, the following table sets forth the hypothetical historical month-end levels of the Composite Index from January 1999 through December 2004 based upon historical levels for each Index Component, the applicable hypothetical Multiplier indicated above for each Index Component calculated as of January 26, 2005 and a Composite Index level of 100 on that date. This hypothetical historical data on the Composite Index is not necessarily indicative of the future performance of the Composite Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Composite Index during any period set forth below is not an indication that the Composite Index is more or less likely to increase or decrease at any time over the term of the notes.

	1999	2000	2001	2002	2003	2004
January	122.21	88.39	117.61	116.94	99.39	107.03
February	124.43	65.28	127.48	120.27	95.93	108.55
March	118.97	77.10	124.94	118.86	96.09	103.43
April	115.37	82.76	120.34	113.28	102.19	105.61
May	116.67	99.07	121.77	116.36	106.32	104.54
June	114.27	93.03	118.32	107.38	109.05	104.34
July	109.84	89.68	123.57	105.99	102.21	103.22
August	108.31	87.16	122.84	105.50	99.67	107.29
September	100.63	105.88	128.65	97.29	100.41	101.98
October	113.79	119.62	121.12	104.33	98.32	95.93
November	100.79	127.90	123.12	104.55	100.25	96.72
December	85.32	135.24	120.72	103.59	104.87	102.02

The following graph sets forth the hypothetical historical performance of the Composite Index presented in the preceding table. This hypothetical historical information is not necessarily indicative of the future performance of the Composite Index.

The Stock Basket

On any Index Business Day the value of the Stock Basket will equal the sum of the products of the current market price for each of the Basket Stocks and the applicable Multiplier (the sum equals the “Stock Basket Portfolio Value”).

The Basket Stocks are the twenty common stocks of the 300 most liquid stocks in the S&P 500 Index with a ranking of A- or higher by the S&P Common Stock Ranking System as determined by MLPF&S as having the highest dividend yield as of January 14, 2005. No stock included in the Consumer Discretionary Sector, the Materials Sector or the Information Technology Sector of the Global Industry Classification Standard (“GICS”) was considered by MLPF&S as eligible for inclusion in the Stock Basket. In addition, no stock was included in the Stock Basket if inclusion of that stock would have caused any GICS sector to comprise more than 25% of the Stock Basket. The dividend yield for each common stock was determined by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, and dividing the result by the last available sale price for each stock on its primary exchange on the date that dividend yield was determined (the “dividend yield”). We have included a brief description of each of the companies that are included in the Stock Basket (the “Stock Basket Companies”) and their corresponding dividend yield and historical stock price information in Annex A to this pricing supplement.

The “S&P Common Stock Ranking” is determined by a computerized scoring system that measures growth and stability of earnings and dividends over the most recent ten-year period. Those companies with high growth in earnings and dividends rank higher than companies whose earnings and dividends grow more slowly or not at all. The system has seven ranks: A+, A and A- are above average; B+ is average; and B, B- and C are below average. An NR designation (no ranking) is given to stocks with insufficient historical data or because the stock is not amenable to the ranking process. In addition, as a matter of policy, S&P does not rank the stock of foreign companies, investment companies and certain finance-oriented companies. A designation of D signifies a company in reorganization. An S&P Common Stock Ranking is not a recommendation to buy or sell the stock of any company and should not be confused with credit ratings.

Adjustments to the Basket Stock Multipliers

The Multiplier applicable to any Basket Stock will be adjusted as follows:

1.    If a Basket Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier applicable to that Basket Stock will be adjusted to equal the product of the number of shares of that Basket Stock issued with respect to one share of that Basket Stock and the prior multiplier.

2.    If a Basket Stock is subject to a stock dividend (issuance of additional shares of the Basket Stock) that is given equally to all holders of shares of the issuer of that Basket Stock, then once the dividend has become effective and that Basket Stock is trading ex-dividend, the Multiplier applicable to that Basket Stock will be adjusted so that the new Multiplier will equal the prior multiplier plus the product of the number of additional shares of that Basket Stock issued with respect to one share of that Basket Stock and the prior multiplier.

3.    If a Stock Basket Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Basket Stock will continue to be included in the Stock Basket so long as a market price for that Basket Stock is available. If a market price is no longer available for a Basket Stock for whatever reason, including the liquidation of that Stock Basket Company or the subjection of that Stock Basket Company to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Basket Stock will equal zero in connection with calculating the level of the Composite Index for so long as no market price is available, and no attempt will be made to find a replacement stock or otherwise increase the level of the Composite Index.

4.    If a Stock Basket Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Basket Stock will be determined at the time that Stock Basket Company is merged or consolidated or nationalized and will equal the last available market price for that Basket Stock and that value will be allocated for the remaining term of the Notes to the remaining Basket Stocks in proportion to the then-current weighting of each remaining Basket Stock. As a result, there may be a period during which the Stock Basket contains fewer than twenty stocks.

5.    If a Stock Basket Company distributes to all of its shareholders equity securities that are publicly traded of an issuer other than the Stock Basket Company, or a tracking stock is issued by a Stock Basket Company to all of its shareholders, then the new equity securities will be added to the Stock Basket as a new Basket Stock. The Multiplier applicable to the new Basket Stock will equal the product of the original Multiplier with respect to the Basket Stock for which the new Basket Stock is being issued (the “Original Basket Stock”) and the number of shares of the new Basket Stock distributed or issued with respect to one share of the Original Basket Stock.

No adjustments of any Multiplier applicable to a Basket Stock will be required unless the adjustment would require a change of at least 1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

MLPF&S expects that no adjustments to the Multiplier applicable to any Basket Stock will be made other than those specified above; however, MLPF&S may at its discretion make adjustments where MLPF&S, as calculation agent, determines that adjustments are appropriate to ensure an equitable result.

The Select Sectors Basket

The Select Sectors Basket is comprised of the Consumer Discretionary Select Sector Index (the “Consumer Index”), the Materials Select Sector Index (the “Materials Index”) and the Technology Select Sector Index (the “Technology Index”). Each stock in the S&P 500 is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500.

Description of the Consumer Index.    The Consumer Index (IXY) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 and are involved in the development or production of consumer discretionary products. Consumer discretionary products include automobiles and automobile components, consumer durables, apparel, hotels, restaurants, leisure, media and retailing. The Consumer Index, which serves as the benchmark for the Consumer Discretionary Select Sector SPDR Fund (XLY), was established with a value of 250.00 on June 30, 1998.

Month-End Closing Levels of the Consumer Index.    The following table sets forth the closing level of the Consumer Index at the end of each month in the period from January 1999 through December 2004. This historical data on the Consumer Index is not necessarily indicative of the future performance of the Consumer Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Consumer Index during any period set forth below is not any indication that the Consumer Index is more or less likely to increase or decrease at any time during the term of the Notes. The closing level of the Consumer Index on January 26, 2005 was 337.12.

	1999	2000	2001	2002	2003	2004
January	275.09	271.67	285.35	295.67	224.04	312.70
February	272.11	255.93	266.41	296.56	222.04	319.02
March	285.33	291.27	261.04	300.20	227.98	318.53
April	293.58	287.15	273.43	292.02	254.33	313.45
May	281.34	268.94	277.66	289.72	267.06	315.52
June	296.97	257.56	275.63	275.35	270.92	316.98
July	274.32	260.92	290.80	242.95	276.73	304.31
August	262.94	248.02	263.32	249.19	290.43	303.81
September	261.57	249.28	231.10	227.61	276.49	312.58
October	283.45	245.48	241.26	242.28	301.08	325.23
November	284.60	239.16	275.38	253.96	303.63	338.05
December	308.96	255.95	287.84	231.68	315.28	335.57

Description of the Materials Index.    The Materials Index (IXB) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 and are involved in the materials industry. Companies in the Materials Index include those involved in chemicals, construction materials, containers and packaging, metals and mining and paper and forest products. The Materials Index, which serves as the benchmark for the Materials Sector SPDR Fund (XLB), was established with a value of 250.00 on June 30, 1998.

Month-End Closing Levels of the Materials Index.    The following table sets forth the closing level of the Materials Index at the end of each month in the period from January 1999 through December 2004. This historical data on the Materials Index is not necessarily indicative of the future performance of the Materials Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Materials Index during any period set forth below is not any indication that the Materials Index is more or less likely to increase or decrease at any time during the term of the Notes. The closing level of the Materials Index on January 26, 2005 was 291.51.

	1999	2000	2001	2002	2003	2004
January	211.20	233.94	214.09	225.02	193.69	261.81
February	213.04	210.75	215.96	236.03	187.97	274.60
March	218.25	231.24	206.29	243.07	187.92	268.68
April	270.21	222.13	228.19	232.25	205.21	256.09
May	248.31	216.13	236.62	242.59	211.04	261.52
June	260.18	197.98	226.02	237.50	212.40	274.63
July	255.89	197.80	225.91	210.73	228.99	268.45
August	244.94	200.45	223.26	209.23	235.45	272.45
September	237.21	180.73	198.16	181.87	224.24	282.49
October	242.67	198.24	202.66	191.14	244.68	280.05
November	238.86	192.94	226.48	213.74	249.58	301.52
December	265.20	219.89	221.15	203.93	274.77	305.45

Description of the Technology Index.    The Technology Index (IXT) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 and are involved in the technology industry. Companies in the Technology Index include those involved in internet software and services, information technology consulting services, semiconductor equipment and products, computers and computer peripherals, diversified telecommunication services and wireless telecommunication services. The Technology Index, which serves as the benchmark for the Technology Sector SPDR Fund (XLK), was established with a value of 250.00 on June 30, 1998.

Month-End Closing Levels of the Technology Index.    The following table sets forth the closing level of the Technology Index at the end of each month in the period from January 1999 through December 2004. This historical data on the Technology Index is not necessarily indicative of the future performance of the Technology Index or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the Technology Index during any period set forth below is not any indication that the Technology Index is more or less likely to increase or decrease at any time during the term of the Notes. The closing level of the Technology Index on January 26, 2005 was 199.82.

	1999	2000	2001	2002	2003	2004
January	377.15	504.79	372.09	237.25	143.76	211.64
February	339.69	558.46	280.12	206.44	144.16	206.61
March	365.98	601.88	248.05	217.14	142.70	201.39
April	368.70	548.92	287.87	189.78	155.53	193.14
May	368.49	492.94	276.35	182.61	168.35	199.82
June	403.75	540.79	278.24	158.46	169.29	205.40
July	399.69	513.12	262.52	143.44	175.09	193.12
August	413.58	564.03	230.38	141.70	183.58	184.83
September	411.59	464.00	191.49	117.87	181.18	189.71
October	423.51	437.24	212.35	146.68	194.98	198.40
November	465.43	348.36	244.91	170.18	197.30	207.81
December	541.09	312.86	241.01	147.84	204.16	213.59

Publisher.    Standard and Poor’s is the publisher of the three indices comprising the Select Sectors Basket.

Disclosure Required by S&P.    The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 to track general stock market performance. S&P’s only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the S&P 500 which is determined, composed and calculated by S&P without regard to ML&Co. or the Notes. S&P has no obligation to take the needs of ML&Co. or the holders of the Notes into consideration in determining, composing or calculating the S&P 500. S&P is not responsible for and has not participated in the determination of the timing of the sale of the Notes, prices at which the Notes are to initially be sold, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes. The stocks included in each Select Sector Index were selected by the index compilation agent in consultation with S&P from the universe of companies represented by the S&P 500 Index. The composition and weighting of the stocks included in each Select Sector Index can be expected to differ from the composition and weighting of stocks included in any similar S&P 500 sector index that is published and disseminated by S&P.

All disclosures contained in this pricing supplement regarding the Select Sector Indices, including their make-up, are derived from publicly available information prepared by the Index Publisher. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of that information.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities (except to the extent specifically discussed below), dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). If a partnership holds the Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Notes and bearing stated interest at the stated interest rate for the Notes (the “Interest Rate“) and (ii) a cash-settled forward contract linked to the level of the Composite Index (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive a payment of the Redemption Amount at maturity. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Notes, ML&Co. will assign $         of the original issue price of the Notes to the Debt Instrument and will assign $         of the original issue price of the Notes to the

Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Note in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $         and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract in an amount equal to $        . The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Notes by the U.S. Holder, upon an early redemption of the Notes or at maturity. ML&Co.’s allocation of the original issue price will be binding on a U.S. Holder of a Note, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the Notes described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a Note (including alternative characterizations of a Note) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Note

Interest on the Debt Instrument.     As described above, the Debt Instrument is treated as bearing interest (i.e., “qualified stated interest”) at a stated rate of         % per annum (i.e., the Interest Rate). A U.S. Holder will include such “qualified stated interest” on the Debt Instrument in income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes (subject to the bond premium rules). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $        .

Settlement of the Forward Contract.    Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the “Forward Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the right to receive a payment of the Redemption Amount on the maturity date. Upon the receipt of a payment of the Redemption Amount at maturity, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the payment of the Redemption Amount differs from the Forward Contract Payment Amount. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year as of the maturity date. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange or Redemption of the Notes

Upon a sale or exchange of a Note prior to the maturity date of the Note, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder’s tax basis in the Components deemed so sold or exchanged. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending upon the U.S. Holder’s holding period for the Note). For these purposes, any amount attributable to accrued interest on the Debt Instrument would generally be taxed as described under “Tax

Treatment of a Note—Interest on the Debt Instrument” above. If on any date before the first Calculation Day of the Calculation Period the closing level of the Composite Index is equal to or less than 50 and, as a result, the Notes are redeemed on the fifth Business Day following such date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the principal amount of the Debt Instrument. In addition, in such event, the U.S. Holder should be treated as having applied the Forward Contract Payment Amount in settlement of the Forward Contract in exchange for the cash payment received by the U.S. Holder on the Early Redemption Date. See “Tax Treatment of a Note—Settlement of the Forward Contract” above.

Premium

If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), such U.S. Holder will be considered to have purchased the Debt Instrument with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Note

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Note under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

ML&Co. will take the position that the Contingent Payment Regulations do not apply to the Notes. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. Furthermore, any gain realized with respect to a Note would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Notes.

Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes are also possible, which may also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Note.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to the Notes. If Section 1260 of the Code were to apply to the Notes in the future, however, the effect on a U.S. Holder of a Note would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Note as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Note.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. As discussed above, the U.S. federal income tax characterization of the Notes is uncertain. Nevertheless, in general, if the Notes are held for investment purposes, the amount of income or gain, if any, realized on the maturity date, upon an early redemption of the Notes or upon a sale or exchange of a Note prior to the maturity date, or any income that would accrue to a holder of a Note if the Notes were characterized as contingent payment debt instruments (as discussed above), will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Notes subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized on the maturity date or upon the sale, exchange or redemption of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the maturity date, sale, exchange or redemption and such individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Note may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Note may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the cover of this pricing supplement. After the initial public offering, the public offering prices may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The restated consolidated financial statements and the related restated financial statement schedule incorporated in this pricing supplement by reference from the Current Report on Form 8-K of Merrill Lynch & Co., Inc. and subsidiaries dated May 4, 2004 for the year ended December 26, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 1, 2004 (May 4, 2004 as to Note 2) (which express unqualified opinions, and which report on the consolidated financial statements includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and for the change in accounting method in 2004 for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 26, 2004 and March 28, 2003, June 25, 2004 and June 27, 2003 and September 24, 2004 and September 26, 2003, which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 26, 2004, June 25, 2004 and September 24, 2004 and incorporated by reference herein, they did not audit and they do not express opinions on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Basket Stock	PS-3
Business Day	PS-12
Calculation Day	PS-11
Calculation Period	PS-11
Component Stocks	PS-4
Composite Index	PS-1
Early Redemption Date	PS-5
Ending Value	PS-4
Index Business Day	PS-11
Index Component	PS-3
Index Publisher	PS-14
Market Disruption Event	PS-15
Multiplier	PS-4
Notes	PS-1
Pricing Date	PS-4
Redemption Amount	PS-4
Select Sector Basket	PS-1
Select Sector Index	PS-3
Starting Value	PS-4
Stock Basket	PS-1
Stock Basket Companies	PS-20
successor index	PS-15

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the Stock Basket Companies as well as the split-adjusted closing market prices for each Basket Stock in each month from January 1999 through December 2004. Please note that the historical prices of the Basket Stocks are not indicative of the future performance of the Basket Stocks or the Composite Index. The following information, with respect to the business of each Stock Basket Company, has been derived from publicly available documents published by the Stock Basket Companies. Because the common stock of the Stock Basket Companies is registered under the Securities Exchange Act of 1934, the Stock Basket Companies are required to file periodically financial and other information specified by the Securities and Exchange Commission (the “SEC”). For more information about the Stock Basket Companies, information provided to or filed with the SEC by the Stock Basket Companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s website referenced in the accompanying prospectus under the section entitled “Where You Can Find More Information”.

ABBOTT LABORATORIES

Abbott Laboratories is a health care company that discovers, develops, manufactures and sells health care products. Abbott’s principal businesses are pharmaceutical, nutritional and medical products, including diagnostic and cardiovascular devises.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	43.44	January	30.52	January	41.96	January	53.97	January	35.66	January	40.29
February	43.44	February	30.63	February	45.82	February	52.89	February	33.32	February	40.03
March	43.79	March	32.91	March	44.14	March	49.20	March	35.18	March	38.44
April	45.31	April	35.95	April	43.38	April	50.46	April	38.00	April	41.17
May	42.27	May	38.06	May	48.62	May	44.43	May	41.67	May	41.21
June	42.56	June	41.68	June	44.91	June	35.22	June	40.93	June	40.76
July	40.16	July	38.93	July	50.13	July	38.73	July	36.71	July	39.35
August	40.57	August	40.92	August	46.49	August	37.44	August	37.69	August	41.69
September	34.37	September	44.49	September	48.50	September	37.79	September	39.80	September	42.36
October	37.76	October	49.40	October	49.55	October	39.16	October	39.86	October	42.63
November	35.54	November	51.50	November	51.44	November	40.95	November	41.34	November	41.96
December	33.96	December	45.31	December	52.15	December	37.41	December	43.59	December	46.65

The closing price on January 26, 2005 was 45.89 and the dividend yield was 2.27%.

ALBERTSON’S INC.

Albertson’s, Inc. is a retail food and drug chain. Albertson’s operates under the names Albertsons, Albertsons-Osco, Albertsons-Sav-on, Jewel-Osco, Acme, Super Saver Foods, Max Foods, Osco Drug and Sav-on warehouse stores. Their stores consist of combination food-drug stores, stand-alone stores, conventional and warehouse stores.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	61.00	January	30.63	January	28.35	January	28.75	January	21.50	January	23.36
February	57.00	February	24.50	February	29.05	February	30.26	February	18.83	February	24.74
March	54.31	March	31.00	March	31.82	March	33.14	March	18.85	March	22.15
April	51.50	April	32.56	April	33.40	April	33.54	April	19.86	April	23.36
May	53.50	May	36.63	May	28.70	May	35.17	May	20.87	May	23.43
June	51.56	June	33.25	June	29.99	June	30.46	June	19.20	June	26.54
July	49.69	July	30.19	July	32.73	July	28.18	July	18.86	July	24.39
August	47.94	August	21.50	August	34.99	August	25.72	August	21.02	August	24.58
September	39.56	September	21.00	September	31.88	September	24.16	September	20.57	September	23.93
October	36.31	October	23.69	October	31.91	October	22.31	October	20.29	October	22.81
November	31.94	November	25.56	November	33.56	November	23.34	November	21.28	November	25.30
December	32.25	December	26.50	December	31.49	December	22.26	December	22.65	December	23.88

The closing price on January 26, 2005 was 22.93 and the dividend yield was 3.31%.

ALLTEL CORPORATION

Alltel Corporation is a communications company that, through its subsidiaries, provides wireless and wireline local, long-distance, network access and Internet services. Telecommunications products are warehoused and sold by Alltel’s distribution subsidiary. Subsidiaries of Alltel also publish telephone directories for affiliates and other independent telephone companies and provide billing, customer care and other data processing and outsourcing services to telecommunications companies.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	64.56	January	66.75	January	59.18	January	55.48	January	46.87	January	48.68
February	59.88	February	58.00	February	53.70	February	55.65	February	43.42	February	51.80
March	62.38	March	63.06	March	52.46	March	55.55	March	44.76	March	49.89
April	67.44	April	66.63	April	54.61	April	49.50	April	46.86	April	50.34
May	71.69	May	65.44	May	57.99	May	51.49	May	47.88	May	50.63
June	71.50	June	61.94	June	61.26	June	47.00	June	48.22	June	50.62
July	71.81	July	61.63	July	61.65	July	40.52	July	46.79	July	52.00
August	67.63	August	50.56	August	58.00	August	42.06	August	45.80	August	54.65
September	70.38	September	52.19	September	57.95	September	40.13	September	46.34	September	54.91
October	83.25	October	64.44	October	57.14	October	49.71	October	47.27	October	54.93
November	86.50	November	61.25	November	65.08	November	55.08	November	45.41	November	56.69
December	82.69	December	62.44	December	61.73	December	51.00	December	46.58	December	58.76

The closing price on January 26, 2005 was 55.15 and the dividend yield was 2.76%.

ALTRIA GROUP, INC.

Altria Group, Inc., through its wholly-owned subsidiaries, Philip Morris USA Inc., Philip Morris International Inc. and its majority-owned subsidiary, Kraft Foods Inc., is engaged in the manufacture and sale of various consumer products, including cigarettes and food and beverages. Philip Morris Capital Corporation, another wholly-owned subsidiary, is primarily engaged in leasing activities. Altria is also a shareholder in the brewer SABMiller plc.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	47.00	January	20.94	January	44.00	January	50.11	January	37.87	January	55.59
February	39.13	February	20.06	February	48.18	February	52.66	February	38.65	February	57.55
March	35.19	March	21.13	March	47.45	March	52.67	March	29.96	March	54.45
April	35.06	April	21.88	April	50.11	April	54.43	April	30.76	April	55.38
May	38.56	May	26.13	May	51.41	May	57.25	May	41.30	May	47.97
June	40.19	June	26.56	June	50.75	June	43.68	June	45.44	June	50.05
July	37.25	July	25.25	July	45.50	July	46.05	July	40.01	July	47.60
August	37.44	August	29.63	August	47.40	August	50.00	August	41.22	August	48.95
September	34.19	September	29.44	September	48.29	September	38.80	September	43.80	September	47.04
October	25.19	October	36.63	October	46.80	October	40.75	October	46.50	October	48.46
November	26.31	November	38.19	November	47.17	November	37.72	November	52.00	November	57.49
December	23.19	December	44.00	December	45.85	December	40.53	December	54.42	December	61.10

The closing price on January 26, 2005 was 61.84 and the dividend yield was 4.72%.

BANK OF AMERICA CORPORATION

Bank of America Corporation provides a diversified range of banking and nonbanking financial services and products, primarily throughout the United States and in selected international markets.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	33.44	January	24.22	January	26.91	January	31.52	January	35.03	January	40.73
February	32.66	February	23.03	February	24.98	February	31.98	February	34.62	February	40.96
March	35.31	March	26.22	March	27.38	March	34.01	March	33.42	March	40.49
April	36.00	April	24.50	April	28.00	April	36.24	April	37.03	April	40.25
May	32.34	May	27.78	May	29.63	May	37.91	May	37.10	May	41.57
June	36.66	June	21.50	June	30.02	June	35.18	June	39.52	June	42.31
July	33.19	July	23.69	July	31.81	July	33.25	July	41.29	July	42.51
August	30.25	August	26.78	August	30.75	August	35.04	August	39.63	August	44.98
September	27.84	September	26.19	September	29.20	September	31.90	September	39.02	September	43.33
October	32.19	October	24.03	October	29.50	October	34.90	October	37.87	October	44.79
November	29.25	November	19.97	November	30.69	November	35.04	November	37.72	November	46.27
December	25.09	December	22.94	December	31.48	December	34.79	December	40.22	December	46.99

The closing price on January 26, 2005 was 45.77 and the dividend yield was 3.93%.

BELLSOUTH CORPORATION

BellSouth Corporation is a communications services company that provides a wide array of voice, broadband data and e-commerce solutions to business customers. BellSouth serves over 45 million local, long distance, Internet and wireless customers in the United States and 13 other countries.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	44.63	January	47.06	January	42.15	January	40.00	January	22.78	January	29.23
February	46.25	February	40.75	February	41.96	February	38.76	February	21.67	February	27.56
March	40.06	March	47.00	March	40.92	March	36.86	March	21.67	March	27.69
April	44.75	April	48.69	April	41.96	April	30.35	April	25.49	April	25.81
May	47.19	May	46.69	May	41.23	May	33.28	May	26.51	May	24.96
June	46.88	June	42.63	June	40.27	June	31.50	June	26.63	June	26.22
July	48.00	July	39.81	July	40.70	July	26.85	July	25.47	July	27.09
August	45.25	August	37.31	August	37.30	August	23.32	August	25.20	August	26.76
September	45.00	September	40.25	September	41.55	September	18.36	September	23.68	September	27.12
October	45.00	October	48.31	October	37.00	October	26.15	October	26.31	October	26.67
November	46.19	November	41.81	November	38.50	November	27.80	November	26.03	November	26.82
December	46.81	December	40.94	December	38.15	December	25.87	December	28.30	December	27.79

The closing price on January 26, 2005 was 26.57 and the dividend yield was 4.06%.

BRISTOL-MYERS SQUIBB COMPANY

Bristol-Myers Squibb Company is a health and personal care company that focuses on the manufacture and sale of a range of pharmaceutical and related products. These products include: cardiovascular and anti-cancer prescription pharmaceuticals; consumer medicines, such as analgesics; skin care products; and nutritional products.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	61.00	January	62.82	January	58.91	January	45.37	January	23.59	January	28.05
February	59.93	February	54.07	February	60.35	February	47.00	February	23.30	February	27.82
March	61.21	March	54.97	March	56.54	March	40.49	March	21.13	March	24.23
April	60.50	April	49.91	April	53.30	April	28.80	April	25.54	April	25.10
May	65.32	May	52.41	May	51.62	May	31.12	May	25.60	May	25.27
June	67.04	June	55.44	June	49.78	June	25.70	June	27.15	June	24.50
July	63.29	July	47.23	July	56.29	July	23.43	July	26.20	July	22.90
August	66.98	August	50.44	August	56.14	August	24.95	August	25.37	August	23.73
September	64.24	September	54.37	September	55.56	September	23.80	September	25.66	September	23.67
October	73.11	October	58.00	October	53.45	October	24.61	October	25.37	October	23.43
November	69.54	November	65.97	November	53.76	November	26.50	November	26.35	November	23.50
December	61.09	December	70.37	December	51.00	December	23.15	December	28.60	December	25.62

The closing price on January 26, 2005 was 24.10 and the dividend yield was 4.65%.

EMERSON ELECTRIC CO.

Emerson Electric Co. is principally engaged in the design, manufacture and sale of a range of electrical, electromechanical and electronic products and systems. Emerson offers product lines that include various products and systems involving industrial automation, electronics and telecommunications, heating, ventilating and air conditioning systems, appliances and tools.

	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	58.19	January	55.06	January	76.00	January	57.94	January	46.93	January	63.90
February	57.44	February	45.56	February	66.90	February	57.59	February	47.07	February	62.48
March	52.94	March	52.88	March	62.00	March	57.39	March	45.35	March	59.92
April	64.50	April	54.88	April	66.65	April	53.39	April	50.70	April	60.22
May	63.88	May	59.00	May	67.71	May	57.85	May	52.30	May	59.70
June	62.88	June	60.38	June	60.50	June	53.51	June	51.10	June	63.55
July	59.69	July	61.06	July	57.36	July	50.95	July	53.70	July	60.70
August	62.63	August	66.19	August	53.60	August	48.78	August	55.76	August	62.25
September	63.19	September	67.00	September	47.06	September	43.94	September	52.65	September	61.89
October	60.06	October	73.44	October	49.02	October	48.18	October	56.75	October	64.05
November	57.00	November	72.88	November	54.06	November	52.15	November	61.04	November	66.82
December	57.38	December	78.81	December	57.10	December	50.85	December	64.75	December	70.10

The closing price on January 26, 2005 was 66.13 and the dividend yield was 2.51%.

FLP GROUP INC.

FLP Group, Inc. is a public utility holding company whose subsidiaries are engaged in the generation, transmission, distribution and sale of electric energy and non-rate regulated power projects.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	54.88	January	42.19	January	58.00	January	53.61	January	58.39	January	65.75
February	51.44	February	38.63	February	65.05	February	53.11	February	56.01	February	65.65
March	53.25	March	46.06	March	61.30	March	59.55	March	58.93	March	66.85
April	56.38	April	45.19	April	59.90	April	63.49	April	60.87	April	63.62
May	58.19	May	49.50	May	58.25	May	62.99	May	66.47	May	63.75
June	54.63	June	49.50	June	60.21	June	59.99	June	66.85	June	63.95
July	53.94	July	48.25	July	54.00	July	56.65	July	61.67	July	67.33
August	54.00	August	53.38	August	54.35	August	57.08	August	61.86	August	69.20
September	50.38	September	65.75	September	53.55	September	53.80	September	63.20	September	68.32
October	50.31	October	66.00	October	53.10	October	58.98	October	63.74	October	68.90
November	43.75	November	66.25	November	55.40	November	58.80	November	63.55	November	70.33
December	42.81	December	71.75	December	56.40	December	60.13	December	65.42	December	74.75

The closing price on January 26, 2005 was 75.15 and the dividend yield was 3.62%.

GENERAL ELECTRIC COMPANY

General Electric Company and its subsidiaries are engaged in developing, manufacturing and marketing a variety of products for the generation, transmission, distribution, control and utilization of electricity. The products GE manufactures include major appliances, lighting products, industrial automation products, medical equipment, electrical distribution equipment, locomotives, power generation and delivery products, nuclear power and support services and fuel assemblies, certain engineered materials and chemicals for the treatment of water and process systems. GE also provides television services through its affiliate, the National Broadcasting Company, Inc., and various financial services through another affiliate, General Electric Capital Services, Inc.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	34.96	January	44.46	January	46.00	January	37.15	January	23.14	January	33.63
February	33.44	February	44.06	February	46.50	February	38.50	February	24.05	February	32.52
March	36.88	March	51.73	March	41.86	March	37.45	March	25.50	March	30.52
April	35.17	April	52.42	April	48.53	April	31.55	April	29.45	April	29.95
May	33.90	May	52.63	May	49.00	May	31.14	May	28.70	May	31.12
June	37.67	June	53.00	June	48.75	June	29.05	June	28.68	June	32.40
July	36.33	July	51.44	July	43.50	July	32.20	July	28.44	July	33.25
August	37.44	August	58.69	August	40.98	August	30.15	August	29.57	August	32.79
September	39.52	September	57.69	September	37.20	September	24.65	September	29.81	September	33.58
October	45.19	October	54.81	October	36.41	October	25.25	October	29.01	October	34.12
November	43.33	November	49.56	November	38.50	November	27.10	November	28.67	November	35.36
December	51.58	December	47.94	December	40.08	December	24.35	December	30.98	December	36.50

The closing price on January 26, 2005 was 35.49 and the dividend yield was 2.48%.

GENERAL MILLS, INC.

General Mills, Inc. is a leading producer of packaged consumer foods and operates exclusively in the consumer foods industry. The company’s businesses are divided into three segments: U.S. Retail; Bakeries; and Foodservice and International. U.S. Retail consists of cereals, meals, refrigerated and frozen dough products, baking products, snacks, yogurt and organic foods. The Bakeries and Foodservice segment consists of products marketed to retail and wholesale bakeries and offered to the commercial and noncommercial foodservice sectors throughout the United States and Canada, such as restaurants and business and school cafeterias. The International segment is made up of retail business outside the United States and foodservice business outside of the United States and Canada.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	41.97	January	31.19	January	41.90	January	49.55	January	44.93	January	45.43
February	40.34	February	32.94	February	44.85	February	46.23	February	42.87	February	45.98
March	37.78	March	36.19	March	43.01	March	48.85	March	45.55	March	46.68
April	36.56	April	36.38	April	39.41	April	44.05	April	45.11	April	48.75
May	40.19	May	39.69	May	42.36	May	45.50	May	46.78	May	46.05
June	40.19	June	38.25	June	43.78	June	44.08	June	47.41	June	47.53
July	41.41	July	34.38	July	43.98	July	41.45	July	45.87	July	44.90
August	41.88	August	32.13	August	44.34	August	42.09	August	46.36	August	47.25
September	40.56	September	35.50	September	45.50	September	44.42	September	47.07	September	44.90
October	43.59	October	41.75	October	45.92	October	41.32	October	44.85	October	44.25
November	37.69	November	41.13	November	49.35	November	44.62	November	45.01	November	45.49
December	35.75	December	44.56	December	52.01	December	46.95	December	45.30	December	49.71

The closing price on January 26, 2005 was 52.08 and the dividend yield was 2.38%.

KIMBERLY-CLARK CORPORATION

Kimberly-Clark Corporation is a global health and hygiene company focused on building its personal care, consumer tissue and business-to-business operations. The corporation is principally engaged in the manufacturing and marketing of a wide range of health and hygiene products around the world. Most of these products are made from natural or synthetic fibers using advanced technologies in fibers, nonwovens and absorbency.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	48.97	January	60.90	January	63.66	January	59.29	January	45.54	January	58.07
February	46.46	February	50.82	February	70.30	February	61.55	February	45.06	February	63.59
March	47.13	March	55.06	March	66.69	March	63.56	March	44.70	March	62.04
April	60.28	April	57.09	April	58.40	April	64.02	April	48.93	April	64.35
May	57.70	May	59.48	May	59.43	May	63.83	May	51.06	May	64.79
June	56.04	June	56.41	June	54.96	June	60.96	June	51.26	June	64.77
July	59.97	July	56.47	July	59.79	July	60.02	July	47.59	July	62.99
August	55.98	August	57.52	August	61.01	August	58.83	August	50.25	August	65.58
September	51.62	September	54.87	September	60.96	September	55.69	September	50.46	September	63.50
October	62.06	October	64.89	October	54.58	October	50.63	October	51.92	October	58.67
November	62.80	November	68.76	November	57.19	November	49.47	November	53.31	November	62.54
December	64.15	December	69.50	December	58.79	December	46.67	December	58.10	December	65.81

The closing price on January 26, 2005 was 64.35 and the dividend yield was 2.49%.

MARSH & MCLENNAN COMPANIES, INC.

Marsh & McLennan Companies, Inc. is a global professional services firm and is the parent company of various subsidiaries and affiliates that provide clients with analysis, advice and transactional capabilities in the fields of risk and insurance services, investment management and consulting.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	31.44	January	47.00	January	54.08	January	50.93	January	42.63	January	46.93
February	35.41	February	38.69	February	53.50	February	52.78	February	40.70	February	47.99
March	37.09	March	55.16	March	47.52	March	56.37	March	42.63	March	46.30
April	38.28	April	49.28	April	48.22	April	50.54	April	47.68	April	45.10
May	36.38	May	55.03	May	52.45	May	50.45	May	50.13	May	44.12
June	37.75	June	52.22	June	50.50	June	48.30	June	51.07	June	45.38
July	38.00	July	61.00	July	50.20	July	47.90	July	49.62	July	44.38
August	36.41	August	59.38	August	46.45	August	48.65	August	50.00	August	44.69
September	34.25	September	66.38	September	48.35	September	41.64	September	47.61	September	45.76
October	39.53	October	65.38	October	48.38	October	46.71	October	42.75	October	27.66
November	39.31	November	57.56	November	53.49	November	47.20	November	44.44	November	28.59
December	47.84	December	58.50	December	53.73	December	46.21	December	47.89	December	32.90

The closing price on January 26, 2005 was 30.85 and the dividend yield was 4.41%.

MERCK & CO., INC.

Merck & Co., Inc. is a global research-driven pharmaceutical products company that discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck sells its products primarily to drug wholesalers and retailers, hospitals, clinics, government agencies and managed health care providers such as health maintenance organizations and other institutions.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	69.45	January	74.59	January	77.78	January	56.01	January	52.42	January	47.60
February	77.37	February	58.27	February	75.91	February	58.05	February	49.93	February	48.08
March	75.89	March	58.80	March	71.84	March	54.50	March	51.85	March	44.19
April	66.49	April	65.78	April	71.90	April	51.43	April	55.06	April	47.00
May	63.89	May	70.63	May	69.08	May	54.04	May	52.60	May	47.30
June	70.04	June	72.52	June	60.49	June	47.93	June	57.31	June	47.50
July	64.06	July	67.85	July	64.34	July	46.94	July	52.32	July	45.35
August	63.59	August	66.13	August	61.61	August	47.82	August	50.32	August	44.97
September	61.34	September	70.45	September	63.03	September	43.26	September	50.62	September	33.00
October	75.30	October	85.12	October	60.39	October	51.34	October	44.25	October	31.31
November	74.30	November	87.72	November	64.12	November	56.23	November	40.60	November	28.02
December	63.47	December	88.61	December	55.65	December	53.58	December	46.20	December	32.14

The closing price on January 26, 2005 was 31.17 and the dividend yield was 4.88%.

NATIONAL CITY CORPORATION

National City Corporation is a financial holding company serving customers in selected markets nationally. National City’s businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing and payment processing.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	35.53	January	21.63	January	28.25	January	28.12	January	27.80	January	34.52
February	34.94	February	19.25	February	27.20	February	28.52	February	27.62	February	35.70
March	33.19	March	20.63	March	26.75	March	30.76	March	27.85	March	35.58
April	35.88	April	17.00	April	27.21	April	31.20	April	29.96	April	34.67
May	33.09	May	20.00	May	29.30	May	33.28	May	33.82	May	35.49
June	32.75	June	17.06	June	30.78	June	33.25	June	32.71	June	35.01
July	29.75	July	17.75	July	32.12	July	30.90	July	32.95	July	36.50
August	27.63	August	20.94	August	30.87	August	31.17	August	31.68	August	37.79
September	26.69	September	22.13	September	29.95	September	28.53	September	29.46	September	38.62
October	29.50	October	21.38	October	26.40	October	27.13	October	32.66	October	38.97
November	24.94	November	24.75	November	28.00	November	27.80	November	33.55	November	37.08
December	23.69	December	28.75	December	29.24	December	27.32	December	33.94	December	37.55

The closing price on January 26, 2005 was 35.62 and the dividend yield was 3.93%.

PFIZER INC.

Pfizer Inc. is a research-based, global pharmaceutical company. Pfizer develops, manufacturers and markets prescription medicines for humans and animals as well as any over-the-counter products. Pfizer’s prescription pharmaceuticals include treatments for cardiovascular diseases, infectious diseases, central nervous system disorders, diabetes, arthritis, urogenital conditions, allergies and other disorders. In addition, Pfizer manufactures consumer care products that include medications for oral care, upper respiratory health, eye care, skincare and gastrointestinal health.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	42.88	January	36.38	January	45.15	January	41.67	January	30.36	January	36.63
February	43.98	February	32.13	February	45.00	February	40.96	February	29.82	February	36.65
March	46.25	March	36.56	March	40.95	March	39.74	March	31.16	March	35.05
April	38.35	April	42.13	April	43.30	April	36.35	April	30.75	April	35.76
May	35.67	May	44.56	May	42.89	May	34.60	May	31.02	May	35.34
June	36.58	June	48.00	June	40.05	June	35.00	June	34.15	June	34.28
July	33.94	July	43.13	July	41.22	July	32.35	July	33.36	July	31.96
August	37.75	August	43.25	August	38.31	August	33.08	August	29.92	August	32.67
September	35.94	September	44.94	September	40.10	September	29.02	September	30.38	September	30.60
October	39.50	October	43.19	October	41.90	October	31.77	October	31.60	October	28.95
November	36.19	November	44.31	November	43.31	November	31.54	November	33.55	November	27.77
December	32.44	December	46.00	December	39.85	December	30.57	December	35.33	December	26.89

The closing price on January 26, 2005 was 24.59 and the dividend yield was 3.09%.

SARA LEE CORPORATION

Sara Lee Corporation is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. Sara Lee has operations in 58 countries and markets products in nearly 200 nations.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	25.50	January	18.44	January	21.24	January	21.15	January	19.94	January	21.32
February	27.19	February	15.00	February	21.69	February	20.92	February	19.80	February	21.82
March	24.75	March	18.00	March	21.58	March	20.76	March	18.70	March	21.86
April	22.25	April	15.00	April	19.91	April	21.18	April	16.78	April	23.08
May	24.00	May	18.00	May	18.84	May	21.08	May	18.22	May	22.90
June	22.69	June	19.31	June	18.94	June	20.64	June	18.81	June	22.99
July	22.00	July	18.44	July	20.17	July	18.74	July	18.69	July	21.96
August	22.19	August	18.63	August	22.00	August	18.44	August	18.98	August	22.13
September	23.44	September	20.31	September	21.30	September	18.29	September	18.36	September	22.86
October	27.06	October	21.56	October	22.29	October	22.83	October	19.93	October	23.28
November	24.25	November	24.00	November	21.88	November	23.33	November	20.55	November	23.48
December	22.06	December	24.56	December	22.23	December	22.51	December	21.71	December	24.14

The closing price on January 26, 2005 was 22.59 and the dividend yield was 3.50%.

THE SOUTHERN COMPANY

The Southern Company is a super-regional energy company engaged in producing and supplying electric generating capacity in the southeastern United States.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	16.46	January	15.65	January	17.83	January	24.65	January	28.17	January	29.80
February	15.31	February	13.55	February	18.91	February	25.40	February	28.21	February	30.32
March	14.24	March	13.29	March	21.44	March	26.49	March	28.44	March	30.50
April	16.53	April	15.23	April	23.39	April	28.35	April	29.09	April	28.76
May	17.33	May	15.85	May	23.54	May	27.00	May	31.48	May	28.92
June	16.19	June	14.24	June	23.25	June	27.40	June	31.16	June	29.15
July	16.15	July	14.93	July	23.50	July	28.78	July	28.44	July	29.28
August	16.53	August	18.29	August	23.17	August	28.96	August	28.38	August	30.35
September	15.73	September	19.82	September	23.98	September	28.78	September	29.32	September	29.98
October	16.23	October	17.95	October	23.90	October	29.70	October	29.80	October	31.59
November	14.28	November	19.28	November	22.75	November	26.16	November	29.27	November	32.79
December	14.36	December	20.31	December	25.35	December	28.39	December	30.25	December	33.52

The closing price on January 26, 2005 was 33.19 and the dividend yield was 4.31%.

WACHOVIA CORPORATION

Wachovia Corporation is a financial holding company and a bank holding company that provides various financial services through its subsidiaries, including mortgage banking, investment banking, investment advisory, home equity lending, asset-based lending, leasing, insurance, international and securities brokerage services. Wachovia’s retail securities brokerage business is conducted through Wachovia Securities, LLC and operates in 49 states.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	52.63	January	33.56	January	33.93	January	33.25	January	35.97	January	46.24
February	53.31	February	29.50	February	32.37	February	33.23	February	35.48	February	47.97
March	53.44	March	37.25	March	33.00	March	37.08	March	34.07	March	47.00
April	55.38	April	31.88	April	29.97	April	38.04	April	38.21	April	45.75
May	46.06	May	35.19	May	32.25	May	38.37	May	40.18	May	47.21
June	47.00	June	24.81	June	34.94	June	38.18	June	39.96	June	44.50
July	46.00	July	25.81	July	35.40	July	35.80	July	43.69	July	44.31
August	41.50	August	28.94	August	34.42	August	36.85	August	42.15	August	46.91
September	35.56	September	32.19	September	31.00	September	32.69	September	41.19	September	46.95
October	42.69	October	30.31	October	28.60	October	34.79	October	45.87	October	49.21
November	38.69	November	25.13	November	30.95	November	35.15	November	45.75	November	51.75
December	32.81	December	27.81	December	31.36	December	36.44	December	46.59	December	52.60

The closing price on January 26, 2005 was 53.83 and the dividend yield was 3.42%.

WASHINGTON MUTUAL INC.

Washington Mutual, Inc. is a financial services company that offers products and financial services to consumers and provides financing to developers, investors, mortgage bankers and homebuilders, offering a full array of commercial banking products and services.

1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	28.00	January	16.92	January	32.17	January	34.32	January	34.45	January	44.30
February	26.67	February	14.75	February	34.25	February	32.53	February	34.53	February	44.94
March	27.25	March	17.67	March	36.50	March	33.13	March	35.27	March	42.71
April	27.42	April	17.04	April	33.29	April	37.73	April	39.50	April	39.39
May	25.46	May	19.17	May	35.62	May	38.87	May	40.78	May	43.68
June	23.58	June	19.25	June	37.55	June	37.11	June	41.30	June	38.64
July	22.88	July	21.42	July	40.52	July	37.41	July	39.48	July	38.80
August	21.17	August	23.33	August	37.44	August	37.81	August	38.98	August	38.83
September	19.50	September	26.54	September	38.48	September	31.47	September	39.37	September	39.08
October	23.96	October	29.33	October	30.19	October	35.76	October	43.75	October	38.71
November	19.33	November	30.29	November	31.28	November	35.98	November	45.81	November	40.71
December	17.33	December	35.38	December	32.70	December	34.53	December	40.12	December	42.28

The closing price on January 26, 2005 was 41.12 and the dividend yield was 4.47%.

1,000,000 Units

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Merrill Lynch Long Short NotesSM

Linked to the Select Twenty Stocks/Select Sectors Basket

Long Short Index — Series V

due April     , 2006

(the “Notes”)

$10 original public offering price per unit

PRICING S U P P L E M E N T

Merrill Lynch & Co.

February     , 2005

“Merrill Lynch Long Short Notes” is a service mark of Merrill Lynch & Co., Inc.